Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
International Fight League, Inc.:
We hereby consent to the incorporation in the registration statement on Form S-1 of International Fight League, Inc. of our report dated February 27, 2007, with respect to the consolidated balance sheet of International Fight League, Inc. and Subsidiary (which was formerly known as International Fight League, LLC) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ and members’ equity (deficit) and cash flows for the year ended December 31, 2006 and for the period March 29, 2005 (date of inception) to December 31, 2005 and to the reference to our firm under the caption “Experts” in the prospectus.
/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
October 11, 2007